Exhibit 99.1

A Message from Brian Griffin

Hello,

This morning, we announced plans to combine Diplomat with OptumRx, the pharmacy care services business of Optum, which is part of UnitedHealth Group. The press release can be found here.

Our Board of Directors carefully considered a variety of strategic options and unanimously concluded that joining OptumRx is in the best interests of our shareholders, employees, and the clients and patients we serve. Combining Diplomat and OptumRx will benefit clients and patients through enhanced services and higher levels of performance. The transaction is expected to close in early 2020 following the completion of the tender offer, receipt of certain regulatory approvals, and other customary closing conditions.

OptumRx specializes in the delivery, clinical management, and affordability of prescription medications and consumer health products to more than 56 million members. They offer innovative prescription drug benefit services, including network claims processing, clinical programs, and formulary management through their PBM, as well as specialty pharmacy care and infusion services.

This is positive news for both companies. The strength of this combination will enhance the benefits we provide to our clients, the value we offer to our patients, and further enhance the support our team members show to those who need us the most. Upon close, all of Diplomat’s businesses will become part of OptumRx. As we integrate, we will determine opportunities to adapt our combined businesses to meet the dynamic and changing needs of those we serve.

Between now and close, though, it is imperative that we remain focused on our patients. As part of Optum, we believe that there will be significant opportunity to carry on our mission of outstanding patient and client care. Your years of support, exceptional service, and dedication to our patients, clients, and coworkers have set a new standard of excellence that will now have the opportunity to touch more lives. We truly appreciate your hard work and accomplishments in setting that standard over the years.

We know this news may bring some uncertainty and you will likely have questions. We will provide updated information as it becomes available. As a follow up, we will be holding a town hall at Diplomat headquarters at 1 PM Eastern today that will be webcasted to other sites. Please look for subsequent communications regarding this event for further detail.

Sincerely,

Brian Griffin

Important Additional Information

The tender offer for the outstanding common stock of the Company has not yet commenced. This email does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made only pursuant to an offer to purchase and related materials that UnitedHealth Group Incorporated (“Parent”) and Denali Merger Sub, Inc. (“Sub”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the tender offer is commenced, Parent and Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer

Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be considered before any decision is made with respect to the tender offer.  BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.   These materials will be sent free of charge to Company shareholders when available, and may also be obtained by contacting the Company’s Investor Relations Department at 4100 S. Saginaw Street, Flint, Michigan 48507, (888) 720-4450 or tpowers@Diplomat.is or by contacting D.F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (866) 829-0135 for all others, or by email at DPLO@dfking.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the tender offer and the merger or the potential benefits of the tender offer and the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on the Company’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require the Company to pay a termination fee; the outcome of any  legal proceedings that may be instituted against the Company related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the number of shareholders of the Company who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger, including the receipt of regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in the Company’s other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website http://ir.diplomat.is/investors/default.aspx or upon request via email to tpowers@Diplomat.is. The Company disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

ATTENTION

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